EXHIBIT 10.5

December 31, 2020

Mr. Jeff T. Hutchins

Re: Separation Agreement

Dear Jeff:

This letter sets forth the substance of the Separation Agreement (the “Agreement”) which the Company is offering to you. The Separation Agreement contains a general release that, among other statutes and claims, applies to rights and claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.), as well as the Older Workers’ Benefit Protection Act of 1990. Before executing this Agreement, you are advised to consult an attorney to review its contents. You may consider this Agreement for 21 calendar days from the date you receive this Agreement and General Release before executing it. Discussions or negotiations about this Agreement and General Release do not extend this 21day period beyond the next business day (at which time this offer is revoked) unless agreed to by the Company in writing. In addition, if you execute the agreement, you may revoke the Separation Agreement and General Release for up to seven calendar days. Details are provided below.

1.

Separation Date. December 31, 2020 shall be your  “Separation Date.”

2.

Severance Benefits. If you (a) execute this Agreement; and (b) and do not revoke it within the time permitted, then the Company will provide you with the following severance benefits (the “Severance Benefits”):

A. Severance Payments. The Company will make a severance payment to you in the form of payment of $110,000.00. This payment will be subject to standard payroll deductions and withholdings and will be made on the later of the date that all other employees of the Company receive their year-end bonuses and seven  business days following the Company’s receipt of this Agreement executed by you, provided you have not revoked it within the time permitted.

3.

Compliance with Section 409A. The severance payments described in Sections 2 of this Agreement offered to you by the Company are payable in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). All payments and benefits under this Agreement are subject to applicable withholdings and deductions.

4.

Accrued Salary, Vacation and Outstanding Equity Awards. On the next regular payroll date following the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation, earned through the Separation Date, subject to standard payroll deductions and withholdings; you will receive these payments regardless of whether or not you sign this Agreement.

You were granted the options to purchase shares of the Company’s common stock set forth on Exhibit A annexed hereto, pursuant to the Company’s 2018 Equity Incentive Plan and 2017 Equity Incentive Plan (collectively, the “Plans”) and stock option agreements between you and the Company (the “Documents”). The vesting of your option awards will cease as of the Separation Date and your right to exercise any vested shares, and all other rights and obligations with respect to your equity awards, will be as set forth in the applicable equity award agreements, grant notices and Documents. You were also granted restricted stock awards as set forth on Exhibit A annexed hereto pursuant to the Plans. The vesting of your restricted stock awards will cease as of the Separation Date and your right to exercise any vested shares, and all other rights and obligations with respect to your equity awards, will be as set forth in the applicable equity award agreements, grant notices and Documents.

5.

Benefit Plans. If you are currently participating in the Company’s group health insurance plans as of the Separation Date, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Your participation in Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance will cease as of the Separation Date.

Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

6.

Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive and are not entitled to any additional compensation, severance or benefits after the Separation Date.

7.

Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses so submitted in a prompt and timely manner pursuant to its regular business practice.

8.

Return of Company Property. By the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property that you presently have in your possession, custody, or control,  including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with William Ostrander, Vice President of Finance. Solely to assist you and not by way of limiting the foregoing obligations, Company shall provide you with a listing of all Company property believed to be in your possession within 20 days of the entry into this Agreement to begin the coordination process. You and Mr. Ostrander will work cooperatively and in good faith to address any items needing clarification or revision. The return of any Company property shall be at the sole cost and expense of Company and subject to the same expense payment or reimbursement practices as referenced in Section 10 above. Receipt of severance benefits under this Agreement is expressly conditioned upon return of all Company Property, PROVIDED HOWEVER that any inadvertent or unknowing retention of any Company property by you shall not be deemed or construed as a failure of this condition or material breach so long as promptly disclosed by you to Company after its discovery and returned by you to Company accordingly.

9.

Proprietary Information and Post-Termination Obligations. Both during and after your employment you acknowledge your continuing obligations under your Employment Agreement and Confidential Information and Assignment of Inventions Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities, as set forth in Paragraph 14 of this Agreement. If you have any doubts as to the scope of the restrictions in your agreement, you should contact the Chief Executive Officer or the General Counsel immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed.

10.

Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to discuss your employment with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency (e.g. the applicable State unemployment/employment security agency or Department of Labor and any applicable Departments of Revenue) or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. Also, and notwithstanding any of the foregoing, neither the fact that the Parties have a reached a mutual agreement to conclude their relationship nor the official Separation Date agreed upon shall be considered confidential information subject to this provision.

11.

Non-Disparagement and Future Employer Inquiries. You agree that you, your agents, family and representatives shall refrain from (i) all conduct, verbal or otherwise, which would disparage or materially damage the business reputation, personal reputation, goodwill or standing in the community of the Company, its affiliates, subsidiaries, divisions, agents and related parties and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, employees, parties, attorneys and other professionals, successors and assigns (collectively, the “Company Related Parties”) and (ii) referring to or in any way commenting on the Company or any of the other Company Related Parties in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage, the reputation, goodwill or standing in the community of the Company or any of the Company Related Parties. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to discuss your employment with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

With respect to any future job applications or requests for information received from any prospective employer, from and after the date of this Agreement, any such prospective employers should be referred to William Ostrander (or the then Chief Operating Officer if he is no longer with the Company), and the Company will confirm the dates of your employment, confirm, if requested, that the separation of your relationship with the Company was by “mutual agreement”, and note that pursuant to Company policy it does not otherwise comment to prospective employers on the work of its former employees.

12.

Non-Solicitation & Non-Interference. For a period of twelve (12) months after the Separation Date you agree that, directly or indirectly, whether for your own account or for the account of any other individual or entity, you will not:

(i)

solicit, cause, induce, or encourage, or attempt to solicit, cause or induce or encourage any employee of the Company, or any person who was employed by the Company in the six (6) months prior to the Separation Date, to leave his or her employment;

(ii)

hire or otherwise engage the services of any employee of the Company, or any person who was employed by the Company in the six (6) months prior to Separation Date;

(iii)

communicate with any current or former director, manager, partner, employee, agents, or affiliate concerning the Company or any of the Company’s activities without the prior express written authorization of the Chief Executive Officer or the General Counsel and subject to or as permitted by Section 7 of the National Labor Relations Act;

(iv)

assist, cause, induce, encourage, or attempt to assist, cause or induce or encourage, any third party in taking any of the actions described in clauses (i) – (iii) above.

PROVIDED HOWEVER, and notwithstanding any of the foregoing, nothing in the above language shall prohibit, prevent or restrict: you and/or any future employer from generally announcing (including in any trade press or on any form of social media) your taking a particular position, association or affiliation with such entity; you and/or any future employer from generally posting or placing any open position advertisements on any job boards, with any headhunters or recruiters, or otherwise, and so long as you are not involved in any way in targeting any candidates that may arguably be included in clauses (i) – (iii) above; any future employer from unilaterally and independently deciding to recruit, respond to inquiries, or hire anyone so long as you are not involved in any recruiting process (including without limitation the general or specific identification of any potential candidates for employment by your future employer), hiring process, or decisions.

13.

Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, accrued and unaccrued, arising out of or in any way related to agreements, events, acts, understandings, representations, or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•

has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•

has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the North Carolina Equal Employment Practices Act; the North Carolina Wage and Hour Act;; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, The Oklahoma Anti-Discrimination Act, The Oklahoma Standards for Workplace Drug and Alcohol Testing Act, the Oklahoma Medical Marijuana Law, The Oklahoma Medical Marijuana and Patient Protection Act, Oklahoma’s, Retaliation in violation of the Oklahoma Administrative Workers’ Compensation Act, The Oklahoma Minimum Wage Act, any claims arising under the Texas Labor Code including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, the Texas Whistleblower Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;

•

has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

By entering into this agreement you specifically acknowledge that this Agreement irrevocably and unconditionally fully and forever waives, releases, and discharges the Company Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of the Employee's execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA) as amended, and its implementing regulations. Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.

Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, any other federal government agency, or similar state or local agency, or exercising any rights pursuant to Section 7 of the National Labor Relations Act.

However, you are waiving, to the fullest extent permitted by law, your right to any monetary recovery should any governmental agency or entity, such as the Equal Employment Opportunity Commission, the United States Department of Labor or the National Labor Relations Board, pursue any Claims on your behalf. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

14.

Your Acknowledgments and Affirmations. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the Age Discrimination in Employment Act as amended, 29 U.S.C. §§ 621, et seq. (“ADEA”), as amended. You also acknowledge and agree that: (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the- job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.  You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You are acknowledging by signing this Agreement that you understand that you are eligible for the benefits which you will receive contingent upon your executing this release. You also acknowledge that: (i) some of the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) Subject to any outstanding amounts for current payroll, expenses submitted or yet to be submitted, and excluding any amounts required to be paid under the terms of this Agreement, the payment of all amounts required through and after any Separation Date, that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the- job injury for which you have not already filed a claim.

15.

No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

16.

Breach. You agree that upon any material breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 13, 14, 15 and 16 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. In addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.

17.

Dispute Resolution. To the maximum extent permitted by law, no dispute between the parties arising from this Agreement or your employment with the Company shall be the subject of a lawsuit filed in State or federal court. Instead, any such dispute shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) or, if the Company and you agree in a separate writing, another individual or organization or an individual or organization that a court appoints. Notwithstanding the preceding sentences of this paragraph, either the Company or you may file with an appropriate state or federal court a claim for injunctive relief in any case where the filing party seeks provisional injunctive relief or where permanent injunctive relief is not available in arbitration. The filing of a claim for injunctive relief in state or federal court shall not allow either party to raise any other claim outside of arbitration. It is understood that both sides are hereby waiving the right to a jury trial. The arbitration shall be initiated in Durham, North Carolina and shall be administered by AAA under its employment arbitration rules before a single arbitrator that shall be mutually agreed upon by the parties hereto. If the parties cannot agree on a single arbitrator, then an arbitrator shall be selected in accordance with the rules of AAA. The arbitration must be filed within one year of the act or omission which gives rise to the claim. Each party shall be entitled to take one deposition and to take any other discovery as is permitted by the arbitrator. In determining the extent of discovery, the arbitrator shall exercise discretion, but shall consider the expense of the discovery and the importance of the discovery to a just adjudication. The arbitrator shall render an award that conforms to the facts as supported by competent evidence (except that the arbitrator may accept written declarations under penalty of perjury, in addition to live testimony), and the law as it would be applied by a court sitting in the State of North Carolina. The cost of arbitration shall be advanced equally by the parties. Any party may apply to a court of competent jurisdiction for entry of judgment on the arbitration award.

18.

Miscellaneous. This Agreement, including Exhibit A attached hereto and the provisions of the Employment Agreement and Confidential Information and Assignment of Inventions Agreement that survive termination thereof,  constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the

Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of North Carolina as applied to contracts made and to be performed entirely within North Carolina.

19.

Additional Acknowledgments: You further acknowledge that you have been advised by this writing that:

(a)

your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement;

(b)

you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement;

(c)

you have twenty-one (21) days from the date you received this Agreement to consider this Agreement (the “Consideration Period”) although you may choose to voluntarily execute this Agreement earlier;

(d)

you have seven (7) days following your execution of this Agreement to revoke the Agreement by delivering written notice to William Ostrander, Vice President of Finance at 627 Davis Drive, Ste 400 Morrisville, NC 27560; to be received no later than the close of business on the eighth calendar day after you sign this Agreement; and

(e)

this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by you. This Agreement is legally binding and by signing it you give up certain rights.

20.

Execution. This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. All Parties acknowledge that a facsimile copy or electronically scanned and forwarded copy of this Agreement may be executed and shall have the same binding force and effect, and in such case each agrees to execute the appropriate original Agreement thereafter if requested by the other Party. The Parties further agree to execute any and all documents which may be reasonably necessary to make effective the terms and conditions of this Agreement.

If this Agreement is acceptable to you, please sign and date below within twenty-one (21) days after your receipt of this Agreement, and then send me the fully signed Agreement.

I thank you for your efforts to date on behalf of the Company. I also wish you good luck in your future endeavors.

Sincerely,

HEAT BIOLOGICS, INC.

By:  /s/ William Ostrander

Name: William Ostrander

Title: Vice President of Finance

AGREED TO AND ACCEPTED:

/s/ Jeff T. Hutchins

Jeff T. Hutchins

Exhibit A Equity Awards

Below is a Participant Statement report from OptionTrax, the company’s stock reporting software, as of December 31, 2020 to show vesting of stock options through the possible Separation Date referred to in this document: